*Sent via Electronic Delivery to: jmschwan@ctiindustries.com*

October 15, 2025

Ms. Jana M. Schwan
Chief Executive Officer
Yunhong Green CTI Ltd.
22160 N. Pepper Road
Lake Barrington, Illinois 60010

Re: Yunhong Green CTI Ltd. (the "Company")
Nasdaq Symbol: YHGJ

Dear Ms. Schwan:

On October 21, 2024, Staff notified the Company that its Common Stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from October 1 to October 14, 2025, the closing bid price of the Company's Common Stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.[1]

If you have any questions, please contact me at +1 202 748 4488.

Sincerely,

Rachel Scherr

Rachel Scherr
Director
Nasdaq Listing Qualifications

[1] Staff notes that Listing Rule 5810(c)(3)(A)(iv) states in part, "if a Company's security fails to meet the continued listing requirement for minimum bid price and the Company has effected a reverse stock split over the prior one-year period; or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the Company shall not be eligible for any compliance period specified in this Rule 5810(c)(3)(A) and the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security."